                                                                    Exhibit 99.2

[Logan's Roadhouse Logo]

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE                         Contact:   David J. McDaniel
                                                         Chief Financial Officer
                                                         (615) 885-9056

                        LOGAN'S ROADHOUSE AND CBRL GROUP
                          SET CLOSING DATE FOR MERGER
                                 -------------
                    LOGAN'S ANNOUNCES AGREEMENT IN PRINCIPLE
                          TO SETTLE MERGER LITIGATION

Nashville, Tennessee (February 8, 1999) -- Logan's Roadhouse, Inc. (Nasdaq/NM:RDHS) and CBRL Group, Inc. (Nasdaq/NM: CBRL), a holding company whose subsidiaries include Cracker Barrel Old Country Store, Inc., announced today that they have amended their merger agreement to provide that the closing of the transaction in which CBRL Group will acquire Logan's Roadhouse in an all cash merger will be set for February 16, 1999. In addition, Logan's Roadhouse announced that it and the plaintiffs have reached an agreement in principle to settle previously announced litigation regarding the merger.

     As part of the settlement, Logan's Roadhouse and CBRL Group have also agreed that the termination fee that was payable by Logan's Roadhouse to CBRL Group in the event of a topping bid by a third party will be reduced from $5.5 million to $1.5 million. In addition, as part of the agreement in principle regarding the settlement, Logan's Roadhouse will obtain a fairness opinion, dated as of the closing date, that the merger consideration continues to be fair from a financial point of view to Logan's Roadhouse shareholders.

     Edwin W. Moats, Jr., President and Chief Executive Officer of Logan's Roadhouse, said, "We are pleased that we have been able to reach an agreement in principle to settle the litigation regarding the merger and are looking forward to consummating the merger on February 16, 1999."

     On Friday, February 5, 1999, a majority of Logan's Roadhouse shareholders approved the merger at a special meeting of shareholders. Of the votes cast, 97.7% were in favor of the merger.

     Logan's Roadhouse, Inc. operates 42 Company-owned and 4 franchised Logan's Roadhouse(R) restaurants in 12 states, which feature steaks, ribs, chicken, and seafood dishes in a distinctive atmosphere reminiscent of an American roadhouse. The Logan's Roadhouse menu is designed to attract a broad range of customers by offering generous portions of moderately priced, high quality food which appeals to a wide variety of tastes. The restaurants offer a casual and entertaining dining environment, are open seven days a week for lunch and dinner and provide full bar service.